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         AMERICAN TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES    Exhibit 11
                       COMPUTATION OF LOSS PER SHARE

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                                                                            For the three months ended
                                                                    -----------------------------------------
                                                                     October 31, 1999        October 31, 2000
                                                                    -----------------------------------------
COMPUTATION OF BASIC LOSS PER SHARE
          Net loss                                                        ($3,207)                   ($5,571)
                                                                     ============                ===========
WEIGHTED AVERAGE NUMBER OF SHARES OF
     COMMON STOCK OUTSTANDING                                              48,687                     67,703
                                                                     ============                ===========
BASIC LOSS PER COMMON SHARE                                                ($0.07)                    ($0.08)
                                                                     ============                ===========
COMPUTATION OF DILUTED LOSS PER SHARE
          Net loss                                                        ($3,207)                   ($5,571)
          Dividends not incurred upon assumed conversion of
            convertible preferred stock                                        92                        106
                                                                     ------------                -----------
          Net loss applicable to common stockholders
            used for computation                                          ($3,115)                   ($5,465)
                                                                     ============                ===========
          Weighted average number of shares of common
             stock outstanding                                             48,687                     67,703

          Weighted average incremental shares outstanding
             upon assumed conversion of options and warrants                3,638                      1,345

          Weighted average incremental shares outstanding
             upon assumed conversion of preferred stock                     5,197                      5,551
                                                                     ------------                -----------
WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS USED FOR
  COMPUTATION                                                              57,522                     74,599
                                                                     ============                ===========
DILUTED LOSS PER COMMON SHARE AND COMMON
                                                                     ============                ===========
  SHARE EQUIVALENT                                                         ($0.05)                    ($0.07)
                                                                     ============                ===========
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(a)  This calculation is submitted in accordance with Item 601 (b) (11) of
     Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.